Exhibit 99.1

Stereotaxis Reports 2026 Second Quarter Financial Results & Business Updates

●	Robotic catheter revenue surpasses $1M in the quarter, growing 270% sequentially
●	First GenesisX robotic system purchase by US hospital to be installed this fall
●	Multiple Synchrony digital operating room systems sold and installed following FDA clearance in April
●	Completed previously announced acquisition of Robocath, strengthening robotic technology leadership across the full spectrum of endovascular procedures

St. Louis, MO, August 11, 2026 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported business updates and financial results for the second quarter ended June 30, 2026.

“Stereotaxis has reached an important commercial inflection point. Following years of product development and regulatory milestones, the Company’s expanded robotic platform is now generating accelerating commercial adoption across multiple product lines,” said David Fischel, Stereotaxis Chairman and CEO. “Over the last several years we advanced an exciting ecosystem of robotic, catheter and digital innovations through development and regulatory milestones. We are now witnessing the initial green shoots of commercial success, including quarterly revenue from our novel robotic catheters exceeding one million dollars, the first Synchrony system sales, and the first US purchase of a GenesisX robot.”

“We are making methodical progress on the operational and commercial efforts needed to drive revenue growth. We expect continued momentum throughout this year as we ramp manufacturing and address commercial friction. We have line of sight to sustained revenue growth and reaching cash flow profitability in the coming quarters.”

“In parallel to our commercial efforts, we continue to invest in a broad pipeline of innovations that expand our technology into a platform across endovascular surgery, enhances our competitiveness in electrophysiology, and delivers digital connectivity, automation and intelligence to the operating room.”

2026 Second Quarter Financial Results

Revenue for the second quarter of 2026 totaled $7.7 million. System revenue of $1.5 million declined from $3.0 million in the prior year second quarter, with the lack of a robotic system delivery in the quarter partially countered by initial Synchrony sales. Recurring revenue of $6.2 million increased from $5.8 million in the prior year second quarter, reflecting contributions from Stereotaxis’ new robotic catheters counteracting general procedural pressure from limited catheter supply.

Gross margin for the second quarter of 2026 was 58% of revenue. Recurring revenue gross margin was 66%, and system gross margin was 29%. Operating expenses in the quarter of $9.1 million included $2.5 million in non-cash charges for stock compensation expense, mark-to-market adjustment for acquisition related contingent earnout consideration, and amortization of acquired intangible assets. Excluding these non-cash charges, adjusted operating expenses were $6.6 million, consistent with the year-ago period when adjusting for a one-time employee retention tax credit received in the prior year.

Operating loss and net loss in the second quarter of 2026 were ($4.6) million and ($4.5) million, respectively, compared with ($4.0) million and ($3.8) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($2.1) million and ($2.0) million, respectively, compared with ($1.4) million and ($1.3) million in the previous year quarter. Negative free cash flow for the second quarter was ($3.7) million, consistent with the previous year.

Cash Balance and Liquidity

At June 30, 2026, Stereotaxis had cash and cash equivalents of $10.5 million and no debt.

Forward Looking Expectations

Stereotaxis anticipates recurring revenue to grow to approximately $7 million in the third quarter and $8 million in the fourth quarter of this year, driven by methodical increases in MAGiC catheter manufacturing. System revenue is expected to be approximately $3 million in each of the third and fourth quarters.

Stereotaxis believes it can advance its strategy, integrate Robocath, and grow revenue significantly without having to subject investors to substantial dilution. Cash flow profitability is anticipated to be reached in the first half of 2027.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 11, 2026, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 646-307-1963 (International) and give the participant pass code 4404741. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These forward-looking statements include without limitation statements regarding the recently completed acquisition of Robocath, including the Company’s ability to advance its strategy, integrate Robocath, and grow revenue significantly without having to subject investors to substantial dilution. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involving the following: the Company’s ability to manage expenses at sustainable levels; acceptance of the Company’s products in the marketplace; the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology; competitive factors; changes resulting from healthcare policy; dependence upon third-party vendors; timing of regulatory approvals, including as it relates to Robocath’s products; the impact of pandemics or other disasters; statements generally relating to our recent acquisition of Robocath, including any benefits expected from the acquisitions, as well as any plans, forecasts and other expectations with respect to Robocath’s business following the completion of the transaction; and the other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Additional information will also be set forth in future filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

Stereotaxis, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenue:
Systems	$1,479	$3,038	$2,798	$5,002
Disposables, service and accessories	6,191	5,760	11,163	11,268
Total revenue	7,670	8,798	13,961	16,270

Cost of revenue:
Systems	1,057	2,366	1,861	4,033
Disposables, service and accessories	2,127	1,853	3,820	3,594
Total cost of revenue	3,184	4,219	5,681	7,627

Gross margin	4,486	4,579	8,280	8,643

Operating expenses:
Research and development	2,390	1,777	4,787	4,127
Sales and marketing	2,595	3,269	5,212	6,417
General and administrative	4,069	4,002	8,830	8,497
Other	-	(492)	-	(492)
Total operating expenses	9,054	8,556	18,829	18,549
Operating loss	(4,568)	(3,977)	(10,549)	(9,906)

Other income	-	(1)	(5)	(1)
Interest income, net	100	152	225	258
Net loss	$(4,468)	$(3,826)	$(10,329)	$(9,649)
Cumulative dividend on convertible preferred stock	(314)	(318)	(625)	(632)
Net loss attributable to common stockholders	$(4,782)	$(4,144)	$(10,954)	$(10,281)

Net loss per share attributed to common stockholders:
Basic	$(0.05)	$(0.05)	$(0.11)	$(0.12)

Diluted	$(0.05)	$(0.05)	$(0.11)	$(0.12)

Weighted average number of common shares and equivalents:
Basic	100,031,760	87,952,086	99,496,942	87,861,231

Diluted	100,031,760	87,952,086	99,496,942	87,861,231

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,491	$13,421
Accounts receivable, net of allowance of $594 and $541 at 2026 and 2025, respectively	7,549	5,847
Insurance receivable	6,316	4,316
Inventories, net	12,520	9,567
Prepaid expenses and other current assets	1,111	698
Total current assets	37,987	33,849
Property and equipment, net	2,881	3,019
Goodwill	3,764	3,764
Intangible assets, net	5,957	6,429
Operating lease right-of-use assets	4,658	4,912
Prepaid and other non-current assets	335	278
Total assets	$55,582	$52,251

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,866	$4,768
Accrued liabilities	1,325	2,065
Accrued legal liabilities	6,316	4,316
Deferred revenue	5,928	5,675
Current contingent consideration	5,673	4,894
Current portion of operating lease liabilities	689	642
Total current liabilities	26,797	22,360
Long-term deferred revenue	384	555
Long-term contingent consideration	5,343	4,724
Operating lease liabilities	4,484	4,794
Other liabilities	1,097	1,097
Total liabilities	38,105	33,530

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 20,983 and 21,008 shares outstanding at 2026 and 2025, respectively	5,234	5,240
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 97,938,091 and 95,339,628 shares issued at 2026 and 2025, respectively	98	95
Additional paid-in capital	606,048	596,960
Treasury stock, 4,015 shares at 2026 and 2025	(206)	(206)
Accumulated deficit	(593,697)	(583,368)
Total stockholders’ equity	12,243	13,481
Total liabilities and stockholders’ equity	$55,582	$52,251